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Exhibit 23.3




INDEPENDENT AUDITORS' CONSENT



The Shareholders and the Board of Directors of GreenPoint Financial Corp.


We consent to incorporation by reference in Amendment No. 1 to the registration statement on Form S-3 of GreenPoint Financial Corp. of our report dated January 19, 1996, relating to the consolidated statements of income, changes in stockholder's equity and cash flows of GreenPoint Financial Corp. and Subsidiaries for the year ended December 31, 1995, which report is included in the December 31, 1997 annual report on Form 10-K of GreenPoint Financial Corp., and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG Peat Marwick LLP


October 14, 1998